Exhibit 99.1

Zales Jewelers	Executive Office:

Zales Outlet	901 West Walnut Hill Lane

Zale Direct	Irving, Texas 75038-1003

Gordon’s Jewelers	972.580.4000

Peoples Jewellers	Fax 972.580.5523

Mappins Jewellers	www.zalecorp.com

Piercing Pagoda

NEWS RELEASE

CONTACT:	David H. Sternblitz
Vice President and Treasurer
(972) 580-5047

ZALE CORPORATION ANNOUNCES 6% COMPARABLE SALES INCREASE FOR THE THIRD QUARTER

DALLAS, Texas, May 8, 2008 - Zale Corporation (NYSE:ZLC), a leading specialty retailer of fine jewelry in North America, today reported that for the third quarter ended April 30, 2008, comparable store sales increased 5.8%. Revenues for the third quarter were $477 million compared to $449 million last year, an increase of 6.3%. As previously announced, the sale of Bailey Banks & Biddle was completed on November 9, 2007 and has been excluded from the results for both the current and comparable periods.

Year-to-date revenues decreased 2.4% to $1.68 billion, compared to $1.72 billion for the same period last year. Year-to-date comparable store sales decreased 2.3%.

Unrecognized revenues related to warranty sales increased $17 million for the third quarter. Year-to-date, unrecognized revenues increased $64 million. This increase reflects the incremental cash collected and the future positive impact to earnings as a result of the previously announced change to the Company’s lifetime jewelry protection plans.

Neal Goldberg, President and Chief Executive Officer commented, “We have a focused agenda to improve execution, and these sales results reflect the early success of our plan.  Sales were fueled primarily by an aggressive clearance strategy that exceeded our expectations with $55 million of inventory liquidated in the third quarter.   This clearance strategy is critical for us to achieve our goal of becoming clearer in our product offering and more effective in differentiating the good, better, best value proposition.  Going forward, we will remain aggressive with the promotional activity as we work toward permanently reducing inventory by $100 plus million.  We are pleased with the early signs from our new merchandising initiatives, and the positive momentum from our inventory reduction creates additional flexibility in positioning the business for fiscal 2009.”

The Company expects earnings per share from continuing operations to be in the range of ($0.40) to ($0.45) for the third quarter ended April 30, 2008.  The Company further stated that while the clearance strategy did drive sales in the third quarter, it had the expected corresponding impact on gross margins and the variable expense lines.  As the Company completes the inventory reduction, it expects promotional activity to intensify creating additional gross margin compression in the fourth quarter.

Zale Corporation will announce its third quarter 2008 earnings results on May 22, 2008. A conference call will be held at 9:00 a.m. EST. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations.

About Zale Corporation

Zale Corporation is a leading specialty retailer of fine jewelry in North America, operating 2,200 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the Company’s earnings guidance for the third fiscal quarter ended April 30, 2008 and the Company’s clearance strategy and its impact on gross margins.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the results expressed in the forward-looking statements.  These factors include, but are not limited to: we have not completed closing our books (and the closing process could impact some of the estimates we are relying upon); if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may not grow and may even decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.  The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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